Exhibit 99.1

Estimated Box Office on RealD-Enabled Screens for December 2014

LOS ANGELES (January 7, 2015)  RealD Inc. (NYSE: RLD) today announced that for December 2014, box office on RealD-enabled screens is estimated to be approximately $227 million ($92 million domestic, $135 million international).  This represents the third monthly period of RealD’s third quarter of fiscal 2015 ended December 31, 2014.

For the entire third quarter of fiscal 2015, box office on RealD-enabled screens is estimated to be approximately $338 million ($157 million domestic, $181 million international).

Note: Estimated domestic box office on RealD-enabled screens represents the estimated 3D box office generated on RealD-enabled domestic screens. Estimated international box office on RealD-enabled international screens is the estimated 3D box office generated on RealD-enabled international screens. RealD’s estimates of box office on RealD-enabled screens rely on box office tracking data. International box office reflects RealD’s estimates of international box office generated on RealD-enabled screens in 19 foreign countries where box office tracking is available. RealD estimates these countries represent approximately 85% of RealD’s international license revenues. The 19 foreign countries do not include China.

Cautionary note on forward-looking statements

This release includes forward-looking information and statements concerning the estimated box office on RealD-enabled screens domestically and internationally for the monthly and for the quarterly periods. These statements are based on RealD’s current expectations and beliefs, as well as a number of assumptions concerning future events. Such forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside RealD’s control that could cause actual results to differ materially from the results discussed in the forward-looking statements. RealD’s annual and quarterly reports include a more detailed discussion of the risks and uncertainties that may cause actual results to differ materially from the results discussed in the forward-looking statements.

RealD undertakes no obligation to update publicly the information contained in this press release, or any forward-looking statements, to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

About RealD Inc.

RealD is a leading global licensor of 3D and other visual technologies.  RealD’s extensive intellectual property portfolio is and can be used in applications that enable a premium viewing experience in the theater, the home and elsewhere.  RealD’s core business is the licensing of RealD Cinema Systems and the product sale of RealD eyewear to motion picture exhibitors to enable a premium viewing experience for 3D motion pictures and alternative 3D content in the theater.

RealD was founded in 2003 and has offices in Beverly Hills, California; Boulder, Colorado; London, United Kingdom; Moscow, Russia; Shanghai, China; Hong Kong; Tokyo, Japan; and Rio de Janeiro, Brazil.  For more information, please visit our website at www.reald.com.

© 2015 RealD Inc. All Rights Reserved.

Contact:

Investor Contact:

Addo Communications

310-829-5400

investors@reald.com